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                                                                    EXHIBIT 10.6
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                              EMPLOYMENT AGREEMENT
                               (JOSEPH R. BACZKO)

         EMPLOYMENT AGREEMENT (the "Agreement"), dated January 18, 2001, by and among FNC Holdings Inc. ("Holdings"), Frank's Nursery & Crafts, Inc. (the "Company") and Joseph R. Baczko (the "Executive").

         WHEREAS, Executive is currently employed as the Chief Executive Officer of each of Holdings and the Company, and currently serves on the Board of Directors of each of Holdings and the Company as Chairman of the Board and as a member of the Executive Committee;

         WHEREAS, Holdings and the Company desire to continue to employ Executive and to enter into an agreement embodying the terms of such employment;

         WHEREAS, Executive desires to continue such employment and enter into such an agreement;

         WHEREAS, Holdings and the Company each consider it essential to its best interests and the best interests of its stockholders to foster the continued employment of Executive by Holdings and the Company during the term of this Agreement; and

         WHEREAS, Executive is willing to accept and continue his employment on the terms hereinafter set forth in this Agreement;

         NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

         1. TERM OF EMPLOYMENT; EXECUTIVE REPRESENTATION.

                  a. Employment Term. Subject to the remaining provisions of this Agreement, Executive shall be employed by Holdings and the Company for a period commencing on the date hereof and ending on January 31, 2003 (the "Employment Term") on the terms and subject to the conditions set forth in this Agreement.

                  b. Executive Representation. Executive hereby represents to Holdings and the Company that (i) the execution and delivery of this Agreement by Executive, Holdings and the Company and the performance by Executive of the Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound, and (ii) Executive has acted in compliance with the provisions of Section 9 below at all times prior to the date hereof.


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                  c. Prior Agreements. This Agreement supercedes all prior
agreements and understandings (including verbal agreements) between Executive, Holdings and/or the Company and/or any of their affiliates regarding the terms and conditions of Executive's employment with Holdings, the Company and/or any of their affiliates.

         2. POSITION.

                  a. During the Employment Term, Executive shall serve as the Chief Executive Officer of Holdings and the Company, and the Company shall use reasonable best efforts to ensure that Executive is elected to serve, following due nomination and Executive's agreement to run, as a member of the Executive Committee (as long as such Executive Committee exists) and as Chairman of the Board of Directors of each of Holdings and the Company. Executive shall principally perform his duties to Holdings and the Company from the Company's offices in the Troy, Michigan metropolitan area, subject to normal and customary travel requirements in the conduct of such business. In such positions, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of Holdings (the "Board"), and the Executive shall report directly to the Board.

                  b. During the Employment Term, Executive will devote his full business time and best efforts to the performance of his duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

         3. BASE SALARY. During the Employment Term, the Company shall pay Executive a base salary (the "Base Salary") at the annual rate of five hundred seventy-five thousand dollars ($575,000), payable in regular installments in accordance with the Company's usual payment practices. Executive shall be entitled to such increases in his Base Salary, if any, as may be determined from time to time in the sole discretion of the Compensation Committee of the Board.

         4. ANNUAL BONUS. With respect to each calendar year during the Employment Term, Executive shall be eligible to earn an annual bonus award (an "Annual Bonus") in such amount, if any, as determined in the sole discretion of the Compensation Committee of the Board.

         5. EMPLOYEE BENEFITS. During the Employment Term, Executive shall be provided, in accordance with the terms of the Company's employee benefit plans as in effect from time to time, health insurance and short term and long term disability insurance, retirement benefits, vacation and fringe benefits (collectively "Employee Benefits") on the same basis as those benefits are generally made available to other senior executives of the Company.

         6. BUSINESS EXPENSES. During the Employment Term, reasonable business expenses incurred by Executive in the performance of his duties hereunder shall be reimbursed by the Company in accordance with Company policies.


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         7. TERMINATION. The Employment Term and Executive's employment hereunder may be terminated by Holdings or Executive at any time and for any reason, subject to the notice requirements set forth below. Notwithstanding any other provision of this Agreement, the provisions of this Section shall exclusively govern Executive's rights upon termination of employment with the Holdings and the Company.

                  a. By Holdings For Cause or By Executive Resignation Without Good Reason.


                  (i) The Employment Term and Executive's employment hereunder may be terminated by Holdings for Cause (as defined below) upon 30 days advance written notice, unless within 15 days after receiving such notice, Executive shall have cured Cause to the reasonable satisfaction of the Board. Termination shall be effected by a majority vote of the Board at a meeting at which Executive shall have had the opportunity (along with counsel) to be heard. Any voluntary termination of employment by Executive in anticipation of an involuntary termination of Executive's employment by Holdings for Cause shall be deemed to be a termination of Executive's employment by Holdings for Cause. The Employment Term and Executive's employment hereunder also may be terminated by Executive's resignation without Good Reason (as defined in Section 7(c)); provided that Executive will be required to give Holdings at least 30 days advance written notice of a resignation without Good Reason.

                  (ii) For purposes of this Agreement, "Cause" shall mean: (A) gross neglect or willful and continuing refusal to substantially perform Executive's duties hereunder (other than due to physical or mental disability or infirmity), (B) willfully engaging in conduct which Executive knows or should know is injurious to The Cypress Group L.L.C., Holdings or their affiliates (including the Company), or (C) a conviction or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude.

                  (iii) If Executive's employment is terminated by Holdings for Cause, or if Executive resigns without Good Reason, Executive shall be entitled to receive:

                  (A) the Base Salary through the date of termination;

                  (B) any Annual Bonus earned but unpaid as of the date of termination for any previously completed calendar year;

                  (C) reimbursement for any unreimbursed business expenses properly incurred by Executive in accordance with Company policy prior to the date of Executive's termination; and

                  (D) such Employee Benefits, if any, as to which Executive may be entitled under the employee benefit plans of the Company (the amounts described in clauses (A) through (D) hereof being referred to as the "Accrued Rights").

         Following such termination of Executive's employment by Holdings for Cause or resignation by Executive without Good Reason, except as set forth in this Section 7(a),
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Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  b. Disability or Death.

                  (i) The Employment Term and Executive's employment hereunder shall terminate upon his death, and may be terminated by Holdings due to Executive's Disability. For purposes of this Agreement, "Disability" shall mean the inability of Executive to substantially perform in all material respects his duties and responsibilities hereunder by reason of a physical or mental disability or infirmity, which inability is reasonably expected to be permanent and has continued (A) for a period of 6 consecutive months, or (B) such shorter period as the Board (or a committee designated by the Board) may reasonably determine in good faith. The determination of whether Executive is Disabled shall be made by the Board (or such committee) based upon such evidence as it deems necessary and appropriate.

                  (ii) Upon termination of Executive's employment hereunder for either Disability or death, Executive or his estate (as the case may be) shall be entitled to receive:

                  (A) the Accrued Rights; and

                  (B) a pro rata portion of any Annual Bonus that the Executive would have been entitled to receive in such year based upon Executive's actual prior year Annual Bonus and the percentage of the calendar year that shall have elapsed through the date of Executive's termination of employment, payable when such Annual Bonus would have otherwise been payable had the Executive's employment not terminated; and

                  (C) in the case of a termination of Executive's employment due to Disability, if Executive is covered by a permanent disability policy sponsored by the Company and the Board (or a committee designated by the Board) determines a period in Section 7(b)(i)(B) above that is shorter than the elimination period of such policy, continued payment of the Base Salary until the earlier of (x) six months following the date of termination due to Disability, and (y) the date that benefits become available to Executive under such policy.

         Following Executive's termination of employment due to death or Disability, except as set forth in this Section 7(b), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  c. By Holdings Without Cause or Resignation by Executive for Good Reason.

                  (i) The Employment Term and Executive's employment hereunder may be terminated by Holdings without Cause or by Executive's resignation for Good Reason; provided that notice of Good Reason shall be given to Holdings by Executive at least 45 days prior to the intended termination date, and Holdings and/or the Company shall have the opportunity to cure
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the Good Reason during the first 30 days of such notice period. If no notice is given by Executive to Holdings within 90 days after the event giving rise to Good Reason, the Good Reason shall be deemed to be waived.

                  (ii) For purposes of this Agreement, "Good Reason" shall mean:
(A) a significant reduction (10% or more) in Executive's Base Salary, (B) a significant reduction (10% or more) in Executive's overall level of fringe benefits taken as a whole (excluding for these purposes any bonus, incentive compensation, stock option plan or other similar plan, program or benefit), unless such reduction in benefits is generally applicable to other employees of the Company or generally applicable to other participants in a particular plan or program, (C) a substantial diminution in Executive's duties and responsibilities which have the effect of causing Executive's position to be of significantly lesser importance or influence, (D) a failure of Executive to be elected to serve, following due nomination and Executive's agreement to run, as a member of the Executive Committee (as long as such Executive Committee exists) and as Chairman of the Board of Directors of each of Holdings and the Company, or (E) a change in reporting requirements such that Executive is not reporting directly and solely to the Board. Good Reason does not include voluntary retirement.

                  (iii) If Executive's employment is terminated by Holdings without Cause (other than by reason of death or Disability) or if Executive resigns for Good Reason, Executive shall be entitled to receive:

                  (A) the Accrued Rights; and

                  (B) subject to Executive's continued compliance with the provisions of Sections 8 and 9, continued payment of the Base Salary until the later of (x) twelve months after the date of such termination and (y) the expiration of the Employment Term determined as if such termination had not occurred; provided that the aggregate amount described in this clause (B) shall be reduced by the present value of any other cash severance or termination benefits payable to Executive under any other plans, programs or arrangements of the Company or its affiliates.

         Following Executive's termination of employment by Holdings without Cause (other than by reason of Executive's death or Disability) or by Executive's resignation for Good Reason, except as set forth in this Section 7(c), Executive shall have no further rights to any compensation or any other benefits under this Agreement.

                  d. Expiration of Employment Term.

                  (i) Election Not to Extend the Employment Term. In the event the parties do not elect in writing to extend the Employment Term, Executive shall be entitled to receive the Accrued Rights, but shall have no further rights to any other compensation or any other benefits under this Agreement.
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                  (ii) Continued Employment Beyond the Expiration of the
Employment Term. Unless the parties otherwise agree in writing, continuation of Executive's employment with Holdings and/or the Company beyond the expiration of the Employment Term shall be deemed an employment at will and shall not be deemed to extend any of the provisions of this Agreement and Executive's employment may thereafter be terminated at will by either Executive, Holdings or the Company, as applicable; provided that the provisions of Sections 8, 9 and 10 of this Agreement shall survive any termination of this Agreement or Executive's termination of employment hereunder.

                  e. Notice of Termination. Any purported termination of employment by Holdings or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated.

         8. NON-COMPETITION. Executive acknowledges and recognizes the highly competitive nature of the businesses of Holdings, the Company and their affiliates and accordingly agrees as follows:

                  (i) During the Employment Term and, for a period of one year following the later of (A) the expiration of the Employment Term and (B) the date the Executive ceases to be employed by either Holdings or the Company (the "Restricted Period"), the Executive will not directly or indirectly, (w) engage in any business for the Executive's own account that competes with the business of Holdings, the Company or their affiliates (including, without limitation, businesses which Holdings, the Company or their affiliates have specific plans to conduct in the future and as to which Executive is aware of such planning),
(x) enter the employ of, or render any services to, any person engaged in any business that competes with the business of Holdings, the Company or their affiliates, (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of Holdings, the Company or their affiliates, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (z) interfere with business relationships (whether formed before or after the date of this Agreement) between Holdings, the Company or any of their affiliates and customers, suppliers, partners, members or investors of Holdings, the Company or their affiliates.

                  (ii) Notwithstanding anything to the contrary in this Agreement, the Executive may, directly or indirectly own, solely as an investment, securities of any person engaged in the business of Holdings, the Company or their affiliates which are publicly traded on a national or regional stock exchange or on the over-the-counter market if the Executive (A) is not a controlling person of, or a member of a group which controls, such person and
(B) does not, directly or indirectly, own 5% or more of any class of securities of such person.

                  (iii) During the Restricted Period, the Executive will not, directly or indirectly, (A) solicit or encourage any employee of Holdings, the Company or their affiliates to leave the
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employment of Holdings, the Company or their affiliates, or (B) hire any such employee who was employed by Holdings, the Company or their affiliates as of the date of Executive's termination of employment with Holdings, the Company or their affiliates or who left the employment of Holdings, the Company or their affiliates within one year prior to or after the termination of Executive's employment.

                  (iv) During the Restricted Period, the Executive will not, directly or indirectly, solicit or encourage to cease to work with Holdings, the Company or their affiliates any consultant then under contract with Holdings, the Company or their affiliates.

                  b. It is expressly understood and agreed that although Executive, Holdings and the Company consider the restrictions contained in this
Section 8 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

         9. CONFIDENTIALITY. Executive will not at any time (whether during or after his employment with Holdings and/or the Company) disclose or use for his own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise other than Holdings, the Company and any of their subsidiaries or affiliates, any trade secrets, information, data, or other confidential information relating to customers, development programs, costs, marketing, trading, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans, or the business and affairs of Holdings or the Company generally, or of any subsidiary or affiliate of Holdings or the Company, provided that the foregoing shall not apply to information which is not unique to Holdings or the Company or which is generally known to the industry or the public other than as a result of Executive's breach of this covenant. Executive agrees that upon termination of his employment with Holdings and the Company for any reason, he will return immediately all memoranda, books, papers, plans, information, letters and other data, and all copies thereof or therefrom, in any way relating to the business of Holdings, the Company and their affiliates, except that he may retain personal notes, notebooks and diaries that do not contain confidential information of the type described in the preceding sentence. Executive further agrees that he will not retain or use for his account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of Holdings, the Company or their affiliates.

         10. SPECIFIC PERFORMANCE. Executive acknowledges and agrees that Holdings' and the Company's remedies at law for a breach or threatened breach of any of the provisions of Section 8 or 9 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, Holdings and/or
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the Company, without posting any bond, shall be entitled to cease making any payments or providing any benefit otherwise required by this Agreement and obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

         11. MISCELLANEOUS.

                  a. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

                  b. Entire Agreement/Amendments. This Agreement contains the entire understanding of the parties with respect to the employment of Executive by Holdings and the Company. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

                  c. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

                  d. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

                  e. Assignment. This Agreement shall not be assignable by Executive. This Agreement may be assigned by Holdings or the Company to a company which is a successor in interest to substantially all of the business operations of Holdings or the Company. Such assignment shall become effective when Holdings or the Company notifies the Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of Holdings or the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

                  f. Mitigation. Executive shall be required to mitigate the amount of any payment provided for pursuant to this Agreement by seeking other employment, taking into account the provisions of Section 8 of this Agreement. Anything in this Agreement to the contrary notwithstanding, in the event that Executive provides services for pay to anyone other than Holdings, the Company or any of their affiliates from the date Executive's employment hereunder is terminated until the end of the Employment Term (determined as if Executive's employment had not been terminated), the amounts paid to Executive during such period pursuant to this Agreement shall be reduced by the amounts of salary, bonus or other cash
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compensation earned by Executive during such period as a result of Executive's performing such services (regardless of when such earned amounts are actually paid to Executive).

                  g. Successors; Binding Agreement. This Agreement shall inure to the benefit of and be binding upon personal or legal representatives, executors, administrators, successors, heirs, distributes, devises and legatees.

                  h. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

         If to Holdings or the Company:

         FNC Holdings Inc.
         1175 West Long Lake Road
         Troy, Michigan  48098
         Attention: _______________

         With a copy to:

         The Cypress Group
         65 East 55th Street
         New York, New York  10022
         Attention:  David P. Spalding

         If to Executive:

         To the most recent address of Executive set forth in the personnel records of the Company.

                  i. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

                  j. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.



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                  IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the day and year first above written.



                                          /s/ Joseph R. Baczko
                                         -----------------------------------
                                         Joseph R. Baczko




                                         FNC HOLDINGS INC.



                                         By:  /s/ Larry T. Lakin
                                         -----------------------------------
                                            Title: Secretary


                                         FRANK'S NURSERY & CRAFTS, INC.


                                         By:  /s/ Larry T. Lakin
                                         -----------------------------------
                                            Title: Secretary